THEODORE E. RHODES
(202) 429-6272


                         August 22, 1994



Mr. Robert N. Tidball
President and Chief Executive
  Officer
PLM International, Inc.
One Market Plaza
Steuart Street Tower
Suite 900
San Francisco, CA 94105-1301


                    Re:  Amendments to PLM International, Inc.
                         Employee Stock Ownership Plan


Dear Mr. Tidball:

          We have acted as special ERISA counsel for PLM
International, Inc. (the "Company") in connection with certain aspects of the amendment and termination of the PLM
International, Inc. Employee Stock Ownership Plan (the "Plan").
In connection with this representation, we have reviewed copies of:

          (i)       The Plan document effective as of August 17,
                    1989;

          (ii) The Internal Revenue Service determination letter, dated August 7, 1991, indicating that the Plan adopted on August 17, 1989 is qualified under section 401 of the Internal
                    Revenue Code; and

          (iii) The first and second amendments to the Plan effective August 17, 1989, and third amendment to the Plan adopted April 20, 1994.

          You have requested our opinion that the amended provisions of the Plan comply with the applicable requirements of the Internal Revenue Code of 1986, as amended, (the "Code"). Subject to the assumptions and limitations set forth in this letter, it is our opinion that the amended provisions set forth in the third amendment to the Plan in form comply in all material respects with the requirements of the Code pertaining to such provisions.

          For the purpose of this opinion, we have assumed that the Plan and related amendments were timely and properly adopted and executed, and are valid under all applicable laws.

          It is our understanding, and a condition of our opinion, that the Company has timely filed with the Internal Revenue Service (the "IRS") a request for a determination letter that the Plan as amended meets the requirements for qualification under Code section 401(a), 501(a) and 4975(e)(7) and the Company, within the remedial amendment period described in Code section 401(b) and regulations issued thereunder, will make such reasonable amendments requested by the IRS as necessary to satisfy these requirements. We have also assumed that the Plan will be amended as necessary to conform to any changes in the Code, regulations, and rulings thereunder and other applicable requirements.

          The opinion expressed in this letter is limited to compliance with applicable requirements of the Code as in effect on the date hereof, and to the Plan in form but not in operation, and does not include opinions under any other federal laws or under the laws of any State. Our opinion is based upon the law, regulations, notices, rulings and decisions in effect on the date hereof (or, in the case of certain Treasury Department regula-tions, now in proposed form), all of which are subject to change (which change could apply retroactively). If the law is changed, our opinion may be different. We do not have, nor do we undertake, any obligation to update the opinion expressed in this letter as of any future date.

          This opinion is rendered solely to and for the benefit of the Company in connection with its filing of a Registration Statement on Form S-2 dated August 22, 1994, with the Securities and Exchange Commission and any amendments thereto, and may not be relied upon by any other persons without our prior written consent; in addition, this opinion is not for the benefit of any person other than participants in the Plan who are no longer employees of the Company who will receive the Prospectus which is
Part I of the Registration Statement.


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.


                                   STEPTOE & JOHNSON



                                   By:
                                        Theodore E. Rhodes